UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2015

ERIN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

Erin Energy Corporation (the "Company") and related parties (collectively, the “Erin Parties”) entered into a Settlement Agreement and Release dated June 28, 2015 (the “Settlement Agreement”) with Northern Offshore Limited and Northern Offshore International Drilling Company Limited (collectively, “Northern”), pursuant to which the parties agreed (i) to settle all disputes and release all claims relating to the daywork drilling contract for Northern’s drillship Energy Searcher and (ii) to terminate the arbitration proceedings in London. Under the terms of the Settlement Agreement, neither the Erin Parties nor Northern paid any amounts to the other to settle the disputes, and each party agreed to bear its own legal fees and to share equally the arbitration costs.

The Company expects the settlement and release to result in a reduction in accounts payable and accrued liabilities of approximately $24.3 million, which will be reflected on its balance sheet for the quarter ending June 30, 2015.

On June 29, 2015, the Company issued a press release announcing the Settlement Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference. All information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the registrant specifically incorporates it by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1     Erin Energy Corporation Press Release, dated June 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erin Energy Corporation
Dated: June 29, 2015

	By:	/s/ Nicolas J. Evanoff
Nicolas J. Evanoff
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

99.1     Erin Energy Corporation Press Release, dated June 29, 2015